Exhibit 99.1

FOR IMMEDIATE RELEASE

P. Robert Bartolo Joins Cable One Board of Directors

August 18, 2023 - Phoenix, AZ -- (BUSINESS WIRE) -- Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable One”) today announced the election of P. Robert Bartolo to the Company’s Board of Directors on August 18, 2023. His election increases the size of Cable One’s Board to nine members.
Bartolo currently serves as chair of the board of directors of Crown Castle Inc. (“Crown Castle”). Before joining Crown Castle’s board, Bartolo served as Vice President of T. Rowe Price Group, Inc., as well as a portfolio manager in the company’s U.S. Equity Division. Bartolo also served as Executive Vice President of the U.S. Growth Stock Fund and chairman of that fund’s Investment Advisory Committee. Bartolo also previously analyzed and recommended companies in the telecommunications, cable and related industries for T. Rowe Price and co-managed the Media and Telecom Fund.
Bartolo holds a bachelor’s degree in Accounting from the University of Southern California and an MBA in Finance from The Wharton School, University of Pennsylvania; and has earned the Chartered Financial Analyst® designation.
"We are very pleased to welcome Rob to our Board of Directors and look forward to benefiting from his insight and acumen," said Julie Laulis, President and CEO of Cable One. “His investor perspective and his work in the telecommunications space will further strengthen our Board’s depth of expertise and diversity of thought.”
Bartolo has also been appointed to the Audit Committee of the Board.
###
About Cable One
Cable One, Inc. (NYSE:CABO) is a leading broadband communications provider committed to connecting customers and communities to what matters most. Through Sparklight® and the associated Cable One family of brands, the Company serves approximately 1.1 million residential and business customers in 24 states. Powered by a fiber-rich network, the Cable One family of brands provide residential customers with a wide array of connectivity and entertainment services, including Gigabit speeds, advanced WiFi and video. For businesses ranging from small and mid-market up to enterprise, wholesale and carrier, the Company offers scalable, cost-effective solutions that enable businesses of all sizes to grow, compete and succeed.
Contact

Trish Niemann	Todd Koetje
Vice President, Communications Strategy	Chief Financial Officer
602-364-6372	investor_relations@cableone.biz
patricia.niemann@cableone.biz